Exhibit 99.1

FOR IMMEDIATE RELEASE

GLOBAL BPO STOCKHOLDERS APPROVE STREAM ACQUISITION

BOSTON, MA. – July 29, 2008 – Global BPO Services Corp. (AMEX:OOO) (“GBPO”) announced today that its stockholders approved GBPO’s proposed acquisition of Stream Holdings Corporation, a leader in providing global customer relationship management and other business process outsourcing services to Fortune 100 companies, at an annual stockholders meeting held in New York City.

All of the additional proposals presented at the annual meeting were also approved by GBPO stockholders.

GBPO anticipates that this transaction will close on July 31, 2008.

For more information contact:

Sheila M. Flaherty

Executive Vice President & General Counsel

617-517-3252

sheilaflaherty@globalbpo.biz

About Global BPO Services Corp.

Global BPO is a special purpose acquisition corporation (a “SPAC”) formed in June of 2007 for the purpose of acquiring a business process outsourcing company. Global BPO consummated its initial public offering on October 23, 2007. Subject to completion of its pending acquisition of Stream, Global BPO as a SPAC has not yet commenced any material business activities.

Additional Information

Global BPO has filed with the U.S. Securities and Exchange Commission (“SEC”) a definitive proxy statement, and a supplement thereto, in connection with the proposed acquisition of Stream and has mailed a definitive proxy statement and other relevant documents to Global stockholders. Stockholders of Global BPO and other interested persons are advised to read, Global BPO’s definitive proxy statement, as supplemented, in connection with Global BPO’s solicitation of proxies for the special meeting to be held to approve the acquisition because the proxy statement, as supplemented, contains important information about Global BPO, Stream and the proposed acquisition. The definitive proxy statement has been mailed to stockholders as of a record date on July 3, 2008. Stockholders will also be able to obtain a copy of the definitive proxy statement, and supplement, without charge at the SEC’s Internet site at http://www.sec.gov or by directing a request to: Global BPO Services Corp., 125 High Street, 30th Floor, High Street Tower, Boston, MA 02110, telephone (617) 517-3252.

Global BPO and its directors and its officers may be deemed participants in the solicitation of proxies from Global BPO’s stockholders. A list of the names of those directors and the officers and descriptions of their interests in Global BPO is contained in the proxy statement.

Forward-looking Statements

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management Global BPO concerning the proposed acquisition of Stream and other future events and their potential effects on Global BPO and Stream. The statements, analyses, and other information contained herein relating to the proposed acquisition, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation, the satisfaction of the conditions to closing specified in both the merger agreement and preferred stock purchase agreement. Readers are referred to the reports and documents filed from time to time by us and to be filed in the future by us with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements to reflect subsequent events or circumstances.